Exhibit 99.1

Ever-Glory Reports Second Quarter 2010 Financial Results

Second Quarter 2010 Highlights - Net sales increased 9.4% to $23.1 million

NANJING, China, Aug. 6 /PRNewswire-Asia-FirstCall/ — Ever-Glory International Group, Inc. (the "Company" or "Ever-Glory") (NYSE Amex: EVK), a leading apparel supply chain manager and retailer in China, today reported its financial results for the second quarter ended June 30, 2010.

During the second quarter of 2010, net sales increased 9.4% to $23.1 million compared to $21.1 million in the second quarter of 2009. The increase in our sales was primarily attributable to increased sales in our retail business.

Sales generated from the Company's wholesale business decreased 4.3% to $18.3 million, compared to $19.1 million in the second quarter of 2009. This decrease was primarily due to our giving up some of the lower margin orders in the fourth quarter of 2009. Most orders we fulfilled to realize our sales in the second quarter of 2010 were taken in the fourth quarter of 2009, in which time some of our clients couldn't offer a good price due to the economic slowdown, so we voluntarily gave up some lower margin orders.

Retail sales from LA GO GO, the Company's branded retail division, increased 137.5% to $4.8 million, compared to $2.0 million in the second quarter of 2009. As of June 30, 2010, the Company had 210 LA GO GO retail stores.

In the second quarter of 2010, gross profit was $4.5 million, which represents a slight increase compared to the same period in 2009. Gross margin decreased 1.8% to 19.5% in the second quarter of 2010, compared to 21.3% in the second quarter of 2009.

For our wholesale business, gross margin decreased 4.9% to 13.9% in the second quarter of 2010, compared to 18.8% in the second quarter of 2009. This decrease was primarily due to an increase in labor and raw material prices. When customers placed orders with us in the fourth quarter of 2009, the prices of the orders were based on the labor costs and raw material costs in that period. In the second quarter of 2010, when we began to fulfill the orders placed in the fourth quarter of 2009, the average labor and raw material costs increased significantly. Therefore, the margin on these orders decreased.
For our retail business, gross margin decreased 4.3% to 40.6% in the second quarter of 2010, compared to 44.9% in the second quarter of 2009. The decrease was primarily due to the fact that we reduced our sales prices in order to increase our sales volume.

"The second quarter of 2010 proved to be a challenging quarter for us on wholesale business due to the increased labor and raw material prices," commented Mr. Edward Yihua Kang, Chairman of the Board and Chief Executive Officer of Ever-Glory. "But we are also very encouraged by our retail business's performance. Sales generated from our retail business increased considerably in the second quarter of 2010, which demonstrates the strong momentum we have with our retail strategy. We opened 26 new LA GO GO stores in the second quarter of 2010 and now have a total of 210 LA GO GO stores in China as of June 30, 2010."

Mr. Kang continued, "We plan to continue to develop LA GO GO through perfecting design styles and improving our store management efficiency. We are confident that we can strengthen and enhance same-store sales, and further expand LA GO GO's presence in China, in order to lay a foundation for organic growth."

Selling expenses increased 138.0% to $2.1 million in the second quarter of 2010 from $865 thousand in the second quarter of 2009. This increase was primarily due to an increase in our retail staff and renovation and marketing expenses for the promotion of the LA GO GO brand. General and administrative expenses decreased 23.6% to $1.7 million in the second quarter of 2010 from $2.3 million in the second quarter of 2009.This decrease was due to better control over these expenses.
Income from operations for the second quarter of 2010 decreased 48.2% to $700 thousand, or 3.0% of total sales, compared to $1.4 million, or 6.4% of total sales, in the second quarter of 2009.
For the second quarter of 2010, net income attributable to the Company was $801 thousand, or $0.05 per diluted share, a decrease of 51.8% from $1.7 million, or $0.12 per diluted share for the same period of 2009. Net income attributable to the Company for the second quarter of 2010 includes $13,317 of non-cash expense related to the change in fair value of derivative liabilities, compared to approximately $485 thousand, or $0.03 per diluted share, of non-cash gains related to the change in fair value of derivative liabilities in the second quarter of 2009. Excluding these non-cash items for the second quarter of 2010 and 2009, non-GAAP diluted earnings per share were $0.06 in the second quarter of 2010 compared with $0.09 in the second quarter of 2009 (see "About Non-GAAP Financial Measures" toward the end of this release).

Balance Sheet and Cash Flow
As of June 30, 2010, the Company had $4.8 million of cash and cash equivalents, compared to $3.6 million as of December 31, 2009. Ever-Glory had working capital of approximately $20.6 million as of June 30, 2010, and bank loans outstanding of approximately $2.4 million as of June 30, 2010.
Business Outlook
For the third quarter of 2010, the Company anticipates total net sales of $31 to $34 million and net income of $1.2 to $1.5 million. For full year 2010, the Company anticipates total net sales between $121 and $141 million and net income between $6 and $7 million. The full year revenue forecast is comprised of $95 to $110 million in expected wholesale revenue and $26 to $31 million in expected revenue from retail.

About Non-GAAP Financial Measures
This press release contains non-GAAP financial measures for earnings that exclude the charges/credits arising from the change in the fair value of derivative liabilities. Ever-Glory believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges/credits. Accordingly, management excludes the expenses/gains arising from the change in fair value of derivative liabilities when making operational decisions. The non-GAAP measures provide a consistent basis for investors to understand Ever-Glory's financial performance in comparison to historical periods. In addition, it allows investors to evaluate Ever-Glory's performance using the same methodology and information as that used by Ever-Glory's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment about which charges are excluded from the non-GAAP financial measure. However, Ever-Glory's management compensates for these limitations by providing relevant disclosure of the items excluded.

The following table provides a reconciliation of the non-GAAP measures to the financial statement amounts for the three months ended June 30, 2010 and 2009:

	2010	2009

Net Income attributable to the Company	$800,773	$1,653,841
Diluted EPS	$0.05	$0.12
Addition:
Non-Cash (Income) Expense for Warrants:	$13,317	$(484,702)
Non-GAAP Net Income:	$814,090	$1,169,139
Non-GAAP Diluted EPS:	$0.06	$0.09
Diluted Shares used in Computation	14,729,807	13,548,498

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time which will be hosted by Edward Yihua Kang, Chairman of the Board, President, and CEO, and Emily Yan Guo, Chief Financial Officer. Listeners can access the conference call by dialing #1-719-325-2260 and referring to the confirmation code 5430276. The conference call will also be broadcast live over the Internet and can be accessed at the Company's web site at the following URL: http://www.everglorygroup.com . A replay of the call will be available from 11:30 am August 6, 2010 through 11:59 pm August 13, 2010 Eastern Time by calling #1-858-384-5517; pin number: 5430276.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange (now called NYSE Amex), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's products and projects, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

NET SALES
Related parties	$-	$9,351	$-	$9,351
Third parties	23,102,498	21,116,143	49,242,044	41,623,965
Total net sales	23,102,498	21,125,494	49,242,044	41,633,316

COST OF SALES
Related parties	-	9,013	-	9,013
Third parties	18,594,515	16,608,920	39,305,039	32,402,587
Total cost of sales	18,594,515	16,617,933	39,305,039	32,411,600

GROSS PROFIT	4,507,983	4,507,561	9,937,005	9,221,716

OPERATING EXPENSES
Selling expenses	2,059,712	865,341	3,748,885	1,805,815
General and administrative expenses	1,747,882	2,289,282	3,659,300	4,145,404
Total Operating Expenses	3,807,594	3,154,623	7,408,185	5,951,219

INCOME FROM OPERATIONS	700,389	1,352,938	2,528,820	3,270,497

OTHER INCOME (EXPENSES)
Interest income	25,639	161,481	93,747	265,028
Interest expense	(113,781)	(115,234)	(232,820)	(238,884)
Change in fair value of derivative liability	(13,317)	484,702	71,202	(581,792)
Other income	29,583	42,610	32,792	44,983
Gain on sale of investment	346,188	-	346,188	-
Total Other Income (Expenses)	274,312	573,559	311,109	(510,665)

INCOME BEFORE INCOME TAX EXPENSE	974,701	1,926,497	2,839,929	2,759,832

INCOME TAX EXPENSE	(173,928)	(272,656)	(404,780)	(561,727)

NET INCOME	800,773	1,653,841	2,435,149	2,198,105

ADD(LESS): NET LOSS(INCOME) ATTRIBUTABLE TO THE NONCONTROLING INTEREST	-	5,861	(58,701)	17,459

NET INCOME ATTRIBUTABLE TO THE COMPANY	$800,773	$1,659,702	$2,376,448	$2,215,564

NET INCOME	$800,773	$1,653,841	$2,435,149	$2,198,105

Foreign currency translation gain (loss)	138,315	(39,103)	172,448	(83,311)
COMPREHENSIVE INCOME	939,088	1,614,738	2,607,597	2,114,794

COMPREHENSIVE LOSS (INCOME) ATTRIBUTABLE TO THE NONCONTROLING INTEREST	-	3,109	(58,721)	15,501

COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$939,088	$1,617,847	$2,548,876	$2,130,295

EARNINGS PER SHARE
Attributable to the Company's common stockholders
Basic	$0.05	$0.12	$0.16	$0.16
Diluted	$0.05	$0.12	$0.16	$0.16
Weighted average number of shares outstanding
Basic	14,729,807	13,548,498	14,725,142	13,539,909
Diluted	14,729,807	13,548,498	14,852,791	13,539,909